Exhibit 11

[Kirkpatrick & Lockhart LLP Letterhead]

August 22, 2003

Ivy Funds, Inc.
6300 Lamar Avenue
P.O. Box 29217
Shawnee Mission, KS 66201

Ladies and Gentlemen:

     We have acted as special counsel to Ivy Funds, Inc., a corporation formed under the laws of the State of Maryland (the “Corporation”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of a registration statement on Form N-14 (the “Registration Statement”), registering the Class A shares of common stock of Ivy Small Cap Growth Fund, Ivy Large Cap Growth Fund, Ivy Core Equity Fund and Ivy Money Market Fund, each a series of the Corporation (each, an “Acquiring Fund”), (the “Shares”) to be issued pursuant to an Agreements and Plans of Reorganization between the Corporation on behalf of the Acquiring Funds and Advantus Enterprise Fund, Inc., Advantus Horizon Fund, Inc., Advantus Index 500 Fund, Inc. and Advantus Money Market Fund, Inc. (each, an “Acquired Fund”). Each Plan provides for the transfer of the Acquired Fund’s assets to the corresponding Acquiring Fund in exchange solely for a number of Shares determined in the manner specified in the Plan and the assumption by the Acquiring Fund of the liabilities of the corresponding Acquired Fund.

     In connection with rendering the opinions set forth below, we have examined the form of Plan filed as an exhibit to the Registration Statement, the Corporation’s Articles of Incorporation, as amended, and Bylaws, and the action of the Corporation that provides for the issuance of the Shares; and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Corporation. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that:

Kirkpatrick & Lockhart LLP

Ivy Funds, Inc.
August 22, 2003

1.	The Shares to be issued pursuant to the Plan have been duly authorized for issuance by the Corporation; and

2.	When the Shares have been issued and the consideration therefore has been paid in accordance with the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and non-assessable.

     This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart LLP